Exhibit 5.1
DLA Piper LLP (US)
The Marbury Building
6225 Smith Avenue
Baltimore, Maryland 21209-3600
T 410.580.3000
F 410.580.3001
W www.dlapiper.com
July 27, 2011
Apartment Investment and Management Company
4582 South Ulster Street Parkway, Suite 1100
Denver, Colorado 80237
     Re:     Offering of Class Z Cumulative Preferred Stock
Ladies and Gentlemen:
     We have acted as special Maryland counsel to Apartment Investment and Management Company, a Maryland corporation (the “Company”), and have been requested to render this opinion in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form S-3 of the Company (Registration No. 333-173503) and all amendments through the date hereof (the “Registration Statement”), prepared and filed with the Securities and Exchange Commission (the “Commission”) and effective on April 14, 2011, including a preliminary prospectus, dated April 14, 2011, included therein at the time the Registration Statement became effective (the “Base Prospectus”), the preliminary prospectus supplement, filed by the Company with the Commission on July 19, 2011 pursuant to Rule 424(b)(3) under the Securities Act (together with the Base Prospectus, the “Preliminary Prospectus”), and the prospectus supplement, filed by the Company with the Commission on July 27, 2011 pursuant to Rule 424(b)(2) under the Securities Act (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”), for offering by the Company of up to 800,000 shares (the “Shares”) of Class Z Cumulative Preferred Stock, par value $.01 per share, of the Company pursuant to an Underwriting Agreement, dated July 26, 2011 (the “Underwriting Agreement”), among McNicoll, Lewis & Vlak LLC, on behalf of the underwriters named therein, on the one hand, and the Company and AIMCO Properties, L.P., a Delaware limited partnership, on the other hand. This opinion is being provided at your request in connection with the filing of a Current Report on Form 8-K and supplements our opinion, dated April 14, 2011, previously filed as Exhibit 5.1 to the Registration Statement.
     In rendering the opinion expressed herein, we have reviewed the following documents (the “Documents”):
     (a) the Articles of Restatement of the Company filed on April 27, 2011 with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) and the Articles Supplementary of the Company with respect to the Shares filed on July 26, 2011 with the SDAT, in each case as certified by the SDAT (collectively, the “Charter”);
     (b) the Bylaws of the Company (the “Bylaws”), as in effect on the date hereof, as certified by an officer of the Company;
     (c) the Underwriting Agreement;

Apartment Investment and Management Company
July 27, 2011

     (d) the Registration Statement;
     (e) the Prospectus;
     (f) resolutions of the Board of Directors of the Company relating to the authorization and issuance of the Shares and the authorization of the Underwriting Agreement and the transactions contemplated thereby, certified by an officer of the Company;
     (g) a certificate of the SDAT as to the good standing of the Company, dated as of a recent date;
     (h) a certificate executed by an officer of the Company (the “Certificate”), dated as of the date hereof, as to certain factual matters; and
     (i) such other documents as we have considered necessary to the rendering of the opinion expressed below.
     In examining the Documents, and in rendering the opinion set forth below, we have assumed the following: (a) each of the parties to the Documents (other than the Company) has duly and validly executed and delivered each of the Documents and each instrument, agreement, and other document executed in connection with the Documents to which such party is a signatory and each such party’s (other than the Company’s) obligations set forth in the Documents, are its legal, valid and binding obligations, enforceable in accordance with their respective terms; (b) each person executing any such instrument, agreement or other document on behalf of any such party (other than the Company) is duly authorized to do so; (c) each natural person executing any such instrument, agreement or other document is legally competent to do so; (d) the Documents accurately describe and contain the mutual understandings of the parties, there are no oral or written modifications of or amendments or supplements to the Documents and there has been no waiver of any of the provisions of the Documents by actions or conduct of the parties or otherwise; and (e) all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies or telecopies or portable document file (“.PDF”) copies conform to the original documents (and the authenticity of the originals of such copies), all signatures on all documents submitted to us for examination (and including signatures on photocopies, telecopies and .PDF copies) are genuine, and all public records reviewed are accurate and complete. As to certain factual matters we have relied on the Certificate as to the factual matters set forth therein, which we assume to be accurate and complete.
     Based upon and subject to the foregoing and having regard for such legal considerations we deem relevant, we are of the opinion that, as of the date hereof, the Shares have been duly authorized and upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.
     The opinion set forth herein is subject to additional assumptions, qualifications, and limitations as follows:
     (a) We have made no investigation of, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of Maryland. To the extent that any documents referred to herein are governed by the laws of a jurisdiction other than the State of Maryland, we have assumed that the laws of such jurisdiction are the same as the laws of the State of Maryland.
     (b) We further assume that the issuance and sale of the Shares will not cause the Company to exceed the total limit of the authorized capital stock of the Company, as provided in the Charter.

Apartment Investment and Management Company
July 27, 2011

     (c) This opinion concerns only the effect of the laws (exclusive of the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.
     (d) We express no opinion as to compliance with the securities (or “blue sky”) laws or the real estate syndication laws of the State of Maryland.
     (e) We assume that the issuance of the Shares by the Company will not cause any person to violate any of the provisions of the Charter relating to the Initial Holder Limit, the Look-Through Ownership Limit or the Ownership Limit (as those terms are defined in the Charter) and that the Company will not issue any shares of capital stock other than the Shares.
     (f) This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.
     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Current Report on Form 8-K and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement relating to the Shares. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, DLA PIPER LLP (US)